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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                           For Further Information Contact:
April 2, 1997                                        Michael L. Bowlin, Chairman
                                                                   (505)266-5985
                                                       Rudy R. Miller, President
                                                                The Miller Group
                                              Investor Relations for the Company
                                                                   (602)225-0504



                    BOWLIN OUTDOOR ADVERTISING DIVISION BUYS
                     METROPOLITAN ALBUQUERQUE DISPLAY BOARDS


ALBUQUERQUE, NEW MEXICO, April 2,1997 -- (NASDAQ-NMS: BWLN) -- BOWLIN Outdoor Advertising & Travel Centers Incorporated said it purchased 100% of the assets of Pony Panels Outdoor Advertising, a division of McCarty Company, for approximately $4.2 million. The acquisition of the 747 display faces in the metropolitan Albuquerque market makes BOWLIN's the largest owner of display faces in the State of New Mexico.

BOWLIN's additional gain with this, its first acquisition as a public company, is a new national advertising agency relationship and a billboard display size (8-sheet poster panels) not previously a major part of its product mix. Located in its headquarters' city, the addition will be easily integrated into already existing outdoor advertising operations managed by BOWLIN.

"This acquisition makes BOWLIN Outdoor Advertising the only company that can provide advertisers display billboard coverage in every city and county throughout the State of New Mexico. We also now have a major billboard presence in the metropolitan Albuquerque market," said Michael L. Bowlin, president and chief executive officer of BOWLIN Outdoor Advertising & Travel Centers. "We are evaluating additional acquisition opportunities that fit the BOWLIN profile for our outdoor advertising division."

BOWLIN is a regional leader in the Southwestern United States in outdoor advertising displays and in travel centers strategically located on major interstate highways that utilize co-branding agreements with national companies.